Exhibit 10.2

AMENDMENT ONE

TO THE

LANDAUER, INC.

EXECUTIVE SPECIAL SEVERANCE PLAN

WHEREAS, Landauer, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains the Landauer, Inc. Executive Special Severance Plan (the “Plan”) for the benefit of a group of employees that constitute a select group of management or highly compensated employees;

WHEREAS, the Plan was amended and restated effective December 31, 2009;

WHEREAS, the Plan provides certain employees protections so that such employees need not be hindered or distracted by uncertainties and risks created by the possibility of a change in control of the Company;

WHEREAS, the Company desires to amend the Plan to (i) revise the definition of “Nonqualifying Termination” to remove the exception from such definition for a participant’s voluntary termination of employment for any reason during the 30-day window period commencing one year after a “Change in Control” (as such term is defined in the Plan), and (ii) modify Section 4 (“Certain Additional Payments; Reduction of Payments”) to provide that a participant will not be entitled to a “Gross-Up Payment” under any circumstances, but rather that his or her benefits and payments that may be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, will either (A) be reduced to the extent necessary to avoid such payments and benefits being subject to such excise tax, or (B) remain unchanged and subject to such excise tax, whichever results in a better after-tax result to the participant;

WHEREAS, Section 7 of the Plan provides that the Company has the right to amend the Plan subject to certain limitations, including that any amendment that is adverse to the interests of participants shall not be effective until at least 120 days after notice of such amendment is given by the Company to such participants; and

WHEREAS, the Company also desires to amend the Plan to clarify that participants may consent to amendments that would otherwise not become effective or would be subject to delayed effectiveness.

NOW THEREFORE, pursuant to the power of amendment contained in Section 7 of the Plan, the Plan is hereby amended effective one hundred twenty (120) days after the Employees are notified of such amendments, as follows:

1.                  Section 1(j) of the Plan (“Nonqualifying Termination”) is hereby amend to delete the last sentence thereof.

2.                  Section 1(o) of the Plan (“Window Period”) is hereby deleted in its entirety.

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3.                  Section 4 of the Plan (“Certain Additional Payments; Reduction of Payments”) is hereby amended in its entirety to read as follows:

4. Section 280G of the Code. Any payment or benefit received or to be received by an Employee (whether payable pursuant to the terms of this Plan or any other plan, arrangements or agreement with the Company or any affiliate thereof) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code,  but only if, by reason of such reduction, the net after-tax benefit received by such Employee shall exceed the net after-tax benefit that would be received by such Employee if no such reduction was made. For purposes of this Section, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Employee (which may be, but will not be required to be, the Company’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Employee and the Company within fifteen (15) days after receipt of a notice from either the Company or the Employee that the Employee may receive payments which may be “parachute payments.” If the Accounting Firm determines that such reduction is required by this Section, such reduction shall be done (A) first by reducing payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A of the Code (unless the Company and an Employee agree otherwise, first cash payments shall be reduced; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value shall be reduced; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24; and finally other benefits shall be reduced), and (B) second by reducing on a pro-rata basis the amount of any payments or benefits that do constitute nonqualified deferred compensation subject to Section 409A of the Code (but without changing the time or form in which such payments and benefits are to be provided).  The Employee and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Employee or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section shall be borne by the Company.

4.                  Section 7 of the Plan (“Amendment and Termination”) shall be amended to add at the end thereof the phrase “, in each case, except with respect to an Employee who consents in writing otherwise.”

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 18th day of December, 2012.

LANDAUER, INC.

By:	/s/ Michael K. Burke
Title:	Senior Vice President and Chief Financial Officer
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AMENDMENT TWO

TO THE

LANDAUER, INC.

EXECUTIVE SPECIAL SEVERANCE PLAN

WHEREAS, Landauer, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains the Landauer, Inc. Executive Special Severance Plan (the “Plan”) for the benefit of a group of employees that constitute a select group of management or highly compensated employees;

WHEREAS, the Plan was amended and restated effective December 31, 2009;

WHEREAS, the Plan provides certain employees protections so that such employees need not be hindered or distracted by uncertainties and risks created by the possibility of a change in control of the Company;

WHEREAS, the Company desires to amend the Plan to satisfy certain requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Section 22 of the Plan provides that the Company has the discretion and authority to amend the Plan at any time to satisfy any requirements of Section 409A of the Code.

NOW THEREFORE, pursuant to the power of amendment contained in Section 22 of the Plan, effective as of the date this amendment is adopted, the last sentence of Section 3(a) of the Plan (“Payments and Benefits Upon Separation from Service”) is hereby amended in its entirety to read as follows:

Notwithstanding the foregoing, (i) any payment that is contingent on the execution of a Release and Noncompetition Agreement and which could be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year, and (ii) if an Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on his or her Termination Date, then (A) no payment described in this Section 3(a) shall be made before the six-month anniversary of such Termination Date, and (B) all such payments shall be paid within 30 days after such six-month anniversary; provided, however, that if such Participant dies prior to such six-month anniversary, then such payments shall be made within ninety (90) days following the date on which he or she dies.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 18th day of December, 2012.

LANDAUER, INC.

By:	/s/ Michael K. Burke
Title:	Senior Vice President and Chief Financial Officer

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